================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                 ---------------

                               (AMENDMENT NO. 8)*

                         THE ESTEE LAUDER COMPANIES INC.
                -----------------------------------------------
                                (NAME OF ISSUER)

         CLASS A COMMON STOCK,
        PAR VALUE $.01 PER SHARE                         518439 10 4
------------------------------------------    -----------------------------
     (TITLE OF CLASS OF SECURITIES)                   (CUSIP NUMBER)

                                 OCTOBER 16, 2003
              -----------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                    ---------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================


------------------------------------ --------------------------------------------            ---------------------------------------
CUSIP No.                            518439 10 4                                      13G                                 Page 2
------------------------------------ --------------------------------------------            ---------------------------------------
----------------------------- --------------------------------------------------- --------------------------------------------------
               1              NAME OF REPORTING PERSONS:                      1992 LEONARD A. LAUDER GRANTOR RETAINED ANNUITY TRUST
                              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
                              PERSONS (ENTITIES ONLY):
----------------------------- -----------------------------------------------------------------------------------------------------
               2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                        (A) [_]
                                                                                                                        (B) [X]
----------------------------- ------------------------------------------------------------------------------------------------------
               3              SEC USE ONLY

----------------------------- --------------------------------------------------- --------------------------------------------------
               4              CITIZENSHIP OR PLACE OF ORGANIZATION:               NEW YORK

------------------------------------ ------ ------------------------------------------------ ---------------------------------------
              NUMBER OF                 5   SOLE VOTING POWER:                               0
                SHARES
                                     ------ ------------------------------------------------ ---------------------------------------
             BENEFICIALLY               6   SHARED VOTING POWER:                             0
               OWNED BY
                                     ------ ------------------------------------------------ ---------------------------------------
                 EACH                   7   SOLE DISPOSITIVE POWER:                          0
               REPORTING
                                     ------ ------------------------------------------------ ---------------------------------------
             PERSON WITH                8   SHARED DISPOSITIVE POWER:                        0

----------------------------- -------------------------------------------------------------- ---------------------------------------
               9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  0

----------------------------- -----------------------------------------------------------------------------------------------------
              10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [ ]
----------------------------- -----------------------------------------------------------------------------------------------------
              11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                      0%

----------------------------- --------------------------------------------------- --------------------------------------------------
              12              TYPE OF REPORTING PERSON:                           OO
----------------------------- --------------------------------------------------- --------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. IDENTITY OF ISSUER

          (a) The name of the issuer is The Estee Lauder Companies Inc. (the "Issuer").

          (b) The address of the Issuer's principal executive office is 767 Fifth Avenue, New York, New York 10153.

ITEM 2. IDENTITY OF PERSON FILING

          (a) - (c) This report is being filed by the 1992 Leonard A. Lauder Grantor Retained Annuity Trust with a business address of 767 Fifth Avenue, New York, New York 10153 (the "Reporting Person"). The Reporting Person was organized in the State of New York.

          (d) - (e) This report covers the Issuer's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). The CUSIP number of the Class A Common Stock is 518439 10 4.
ITEM 3.

          Not Applicable.

ITEM 4. OWNERSHIP

          (a) - (d) The response of the Reporting Person to Rows 5, 6, 7, 8, 9 and 11 of its Cover Page which relates to the beneficial ownership of the Class A Common Stock of the Issuer is incorporated herein by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10. CERTIFICATION

           Not Applicable.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           1992 Leonard A. Lauder Grantor Retained Annuity Trust



Date:  October 17, 2003     By:  /s/  Joel S. Ehrenkranz
                              --------------------------------------------------
                                 Joel S. Ehrenkranz, Trustee